Exhibit 99.1

Contact:

Marshall Ames

Investor Relations

Lennar Corporation

(305) 485-2092

FOR IMMEDIATE RELEASE

LENNAR AND LNR EXPAND THEIR STRATEGIC LANDSOURCE PARTNERSHIP

TO INCLUDE MACFARLANE PARTNERS’ VENTURE AND CALPERS

Miami, January 2, 2007 — Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s largest homebuilders, and LNR Property Corporation (“LNR”), one of the nation’s leading real estate, finance, management and development companies, announced today that they have reached an agreement to admit a new partner into their existing strategic joint venture, LandSource Communities Development LLC (“LandSource”). The new partner is MW Housing Partners, which is co-managed by MacFarlane Partners and includes the California Public Employees’ Retirement System (“CalPERS”).

As of July 1, 2006, LandSource had assets with a book value of approximately $1.3 billion, with its primary investment being The Newhall Land and Farming Company (“Newhall”), which owns 15,000 acres of land in the rapidly growing Santa Clarita Valley, approximately 30 miles north of downtown Los Angeles. With 23,000 residential homesites, Newhall owns some of the last remaining large, undeveloped, but entitled, land in the greater Los Angeles area. It also owns 700 acres of commercial land and other property in the Santa Clarita Valley. Under the terms of the agreement, the LandSource assets are valued at approximately $2.6 billion, with a potential increase adjustment to that value of over $600 million.

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The agreement also provides for a new non-recourse debt facility. In exchange for a 62% interest in LandSource, the MW Housing venture will contribute cash and property with a combined value of approximately $900 million. The property, which is part of an existing land bank relationship between MW Housing Partners and Lennar, is being contributed based on today’s fair market value. Lennar will continue to have options to purchase those homesites at the market price at the time of the exercise.

Commenting on the transaction, Stuart Miller, President and CEO of Lennar, and Jeffrey Krasnoff, President and CEO of LNR, issued a joint statement, “We are very pleased to expand our partnership to include MacFarlane Partners and CalPERS, which will add their strong financial resources and expertise in creating one of the nation’s premier land companies. LandSource has created value through the continued development of Newhall and growing its land portfolio in targeted high growth markets. Today’s announcement is a validation of this value creation, as we combine our respective residential and commercial expertise with the collective expertise and capital resources of our new partner. LandSource, building on the unique talent of our Newhall team in mixed use development, will become a new strategic platform for opportunistic land acquisition and value creation.”

“We are excited to be investing in such prime property in Los Angeles, a market that we have favored for its long-term growth prospects,” said Victor B. MacFarlane, founder and managing principal of MacFarlane Partners. “This is a once-in-a-lifetime opportunity that few pension managers and investors have the resources and the capabilities to participate in thanks in large part to the flexibility and vision of our long time partner, CalPERS.”

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The transaction will result in a distribution of approximately $660 million each to Lennar and LNR. As part of the transaction, LandSource will grant options to Lennar to purchase property contributed by the MW Housing venture. Both Lennar and LNR will retain options and rights of first offer to purchase property currently owned by LandSource. While the MW Housing venture will have a 62% financial interest in LandSource, it will have 50% voting control of the entity. Lennar and LNR will continue to jointly serve as the administrative member of LandSource and will be responsible for its day-to-day operational management. LandSource will also enter into agreements with each of the members under which the members will be compensated for management services.

The transaction is subject to completion of financing, certain closing conditions, regulatory approvals and adjustments and is expected to close in February 2007.

Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and retirement homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides primarily mortgage financing, title insurance and closing services for both buyers of the Company’s homes and others. Previous press releases and further information about the Company may be obtained at the “Investor Relations” section of the Company’s website, www.lennar.com.

LNR Property Corporation has been engaged in the development, ownership and management of commercial properties and land since 1969. Until October of 1997, LNR operated as a division of Lennar Corporation at which time it was spun off to become a separate public company. In February 2005, LNR was acquired by entities controlled by affiliates of Cerberus Capital Management, L.P. LNR manages real estate properties, loans and securities for its own account and for others exceeding $5 billion and is responsible for the special servicing of over $200 billion of real estate loans which collateralize commercial mortgage backed securities in the United States and Europe.

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Through MW Housing, MacFarlane Partners has invested in single-family housing land and development projects since 1995 on behalf of its venture with CalPERS, the nation’s largest public pension fund, with more than $220 billion in assets. Based in San Francisco, MacFarlane Partners is one of the leading real estate investment management firms in the United States, with $11.7 billion in real estate assets under management.

Some of the statements in this press release are “forward-looking statements,” as that term is defined in the Private Securities Litigation Reform Act of 1995. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Because forward-looking statements relate to matters that have not yet occurred, these statements are inherently subject to risks and uncertainties. Many factors could cause Lennar’s actual activities or results to differ materially from the activities and results anticipated in forward-looking statements. These factors include those described under the caption “Risk Factors Relating to Our Business” in Item 1A of Lennar’s Annual Report on Form 10-K/A for our fiscal year ended November 30, 2005. Lennar does not undertake any obligation to update forward-looking statements.

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